Exhibit 107

Calculation of Filing Fee Table

Form S-8 (Form Type)

Fastly, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.00002 per share	Rule 457(c) and Rule 457(h)	2,000,000	$6.45	12,900,000	$0.0001531	$1,974.99
Total Offering Amounts							$1,974.99
Total Fees Previously Paid							—
Total Fee Offsets(3)							—
Net Fee Due							$1,974.99

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.00002 per share (“Class A Common Stock”), of Fastly, Inc. (the “Registrant”) that become issuable under the Registrant’s 2025 Employment Inducement Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and 457(c) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Class A Common Stock as reported on The New York Stock Exchange on August 1, 2025.

(3)The Registrant does not have any fee offsets.